Exhibit 5.1

[Bingham McCutchen Letterhead]

June 6, 2008

Acme Packet, Inc.

71 Third Avenue

Burlington, MA 01803

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration, pursuant to a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to be filed with the Securities and Exchange Commission on or about June 6, 2008 (the “Registration Statement”), of an aggregate of 3,075,000 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of Acme Packet, Inc., a Delaware corporation (the “Company”), 3,000,000 of which are or will be issuable to employees and consultants of the Company upon the exercise of options granted pursuant to the Company’s 2006 Equity Incentive Plan (the “2006 Plan”) or which the Company may issue as restricted stock or pursuant to awards of restricted stock units under the 2006 Plan, and 75,000 which are or will be issuable to directors upon the exercise of options granted pursuant to the Company’s 2006 Director Option Plan (the “2006 Director Plan,” and together with the 2006 Plan, the “Plans”).

We have acted as counsel to the Company in connection with the foregoing registration of the Shares. We have examined and relied upon originals or copies of such records, instruments, certificates, memoranda, and other documents as we have deemed necessary or advisable for purposes of this opinion and have assumed, without independent inquiry, the accuracy of those documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing such documents. We have further assumed that all options granted or to be granted pursuant to the Plans were or will be validly granted in accordance with the terms of the respective Plan, that all Shares to be issued upon exercise of such options will be issued in accordance with the terms of such options and the respective Plan, and that all Shares sold or granted as restricted stock or pursuant to awards of restricted stock units will be sold or granted in accordance with the terms of the 2006 Plan.

This opinion is limited solely to the Delaware General Corporation Law (the “DGCL”), as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.             Upon the issuance and the delivery of the Shares upon the exercise of options granted pursuant to the Plans in accordance with the terms of such options and the respective Plan, and upon the Company’s receipt of the full exercise price therefore, as determined by the Board of Directors of the

Company and as specified in the documents governing such grants and the respective Plan, the Shares will be validly issued, fully paid, and nonassessable.

2.             Upon the issuance and delivery of the Shares pursuant to awards of restricted stock in accordance with the terms of the awards of such restricted stock and the 2006 Plan, and upon the Company’s receipt of lawful consideration in accordance with the DGCL, the Shares will be validly issued, fully paid, and nonassessable.

3.             Upon the issuance and delivery of the Shares pursuant to awards of restricted stock units in accordance with the terms of the awards of such restricted stock units and the 2006 Plan, and upon the Company’s receipt of lawful consideration in accordance with the DGCL, the Shares will be validly issued, fully paid, and nonassessable.

We consent to the filing of a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP

BINGHAM McCUTCHEN LLP